                                                                EXHIBIT 2.4


                             CONTRIBUTION AGREEMENT

                                 by and between

                      INTERMEDIA CAPITAL PARTNERS IV, L.P.,

                               INTERMEDIA PARTNERS

                                       and

                      GENERAL ELECTRIC CAPITAL CORPORATION

                                 April 30, 1996

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                                TABLE OF CONTENTS

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ARTICLE 1         Definitions...................................................................................1
         1.1      Assets........................................................................................1
         1.2      Closing.......................................................................................2
         1.3      Closing Date..................................................................................2
         1.4      Code..........................................................................................2
         1.5      Communications Act............................................................................2
         1.6      Contracts.....................................................................................2
         1.7      Copyright Act.................................................................................2
         1.8      Debt..........................................................................................2
         1.9      Fair Market Value.............................................................................2
         1.10     FCC...........................................................................................2
         1.11     Franchises....................................................................................2
         1.12     GAAP..........................................................................................2
         1.13     Indemnifiable Damages.........................................................................2
         1.14     Indemnitee....................................................................................2
         1.15     Indemnitor....................................................................................2
         1.16     IPWT Partnership Agreement....................................................................3
         1.17     IPWT Partnership Interest.....................................................................3
         1.18     IPWT Plans....................................................................................3
         1.19     Leased Property...............................................................................3
         1.20     Leases........................................................................................3
         1.21     Licenses......................................................................................3
         1.22     Lien..........................................................................................3
         1.23     Net Cash Flow.................................................................................3
         1.24     Owned Property................................................................................3
         1.25     Permitted Liens...............................................................................3
         1.26     Subscribers...................................................................................3
         1.27     Systems.......................................................................................4

ARTICLE 2         Contribution to the Partnership...............................................................4
         2.1      Contribution of IPWT Partnership Interest.....................................................4
         2.2      Transfer of Debt..............................................................................4
         2.3      Fair Market Value of IPWT Partnership Interest................................................4

ARTICLE 3         Closing.......................................................................................5
         3.1      Place and Date................................................................................5
         3.2      Additional Closing Adjustments................................................................5
         3.3      Calculation of Current Asset Differential.....................................................5

ARTICLE 4         Representations and Warranties of IP..........................................................6
         4.1      Organization, Power, et.......................................................................7


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
         4.2      No Conflict; Required Consents................................................................7
         4.3      Title, Condition and Sufficiency..............................................................7
         4.4      Taxpayer Identification Number................................................................7

ARTICLE 5         Representations and Warranties of GECC........................................................8
         5.1      Organization, Power, etc......................................................................8
         5.2      No Conflict; Required Consents................................................................8
         5.3      Title, Condition and Sufficiency..............................................................8
         5.4      Taxpayer Identification Number................................................................9

ARTICLE 6         Representations and Warranties Concerning IPWT................................................9
         6.1      Organization, Power, etc......................................................................9
         6.2      Title, Condition and Sufficiency..............................................................9
         6.3      Franchises, Licenses, Contracts, Owned Property
                  and Real Property Interests................................................................. 10
         6.4      Employee Benefits........................................................................... 11
         6.5      Litigation.................................................................................. 11
         6.6      Tax Returns; Other Reports.................................................................. 11
         6.7      Systems Information......................................................................... 12
         6.8      Compliance with Requirements of Law......................................................... 12
         6.9      Real Property............................................................................... 14
         6.10     No Adverse Change; Financial Statements..................................................... 14
         6.11     Employees................................................................................... 15
         6.12     Environmental............................................................................... 15
         6.13     Taxpayer Identification Number.............................................................. 16
         6.14     Cash Flow for Systems....................................................................... 16
         6.15     IPWT Partnership Interests.................................................................. 16

ARTICLE 7         Representations and Warranties of the
                  Partnership................................................................................. 16
         7.1      Organization, Power, et..................................................................... 16
         7.2      Approvals................................................................................... 17
         7.3      No Conflicts................................................................................ 17
         7.4      Commissions................................................................................. 17

ARTICLE 8         Covenants of IP............................................................................. 17
         8.1      Access to Systems........................................................................... 18
         8.2      Conduct of Business......................................................................... 18
         8.3      Preservation of Business.................................................................... 18
         8.4      Compliance With Contracts and Laws.......................................................... 18
         8.5      Adverse Changes............................................................................. 18
         8.6      Approvals................................................................................... 19
         8.7      Sales Taxes................................................................................. 19
         8.8      Closing Conditions.......................................................................... 19


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
ARTICLE 9         Covenants of the Partnership................................................................ 19
         9.1      Closing Conditions.......................................................................... 19
         9.2      Cooperation To Obtain Approvals............................................................. 19

ARTICLE 10        Conditions Precedent to Obligations of the
                   Partnership................................................................................ 19
         10.1     Conditions Precedent; Waiver................................................................ 19
         10.2     Compliance With Agreement, Representations and
                  Warranties.................................................................................. 20
         10.3     No Material Adverse Change.................................................................. 20
         10.4     Approvals and Consents...................................................................... 20

ARTICLE 11        Conditions Precedent to Obligations of the
                   Contributors............................................................................... 21
         11.1     Conditions Precedent; Waiver................................................................ 21
         11.2     Compliance With Agreement, Representations and
                  Warranties.................................................................................. 21
         11.3     Approvals and Consents...................................................................... 21
         11.4     Payment of Contingent Interest.............................................................. 22

ARTICLE 12        Closing Documents........................................................................... 22
         12.1     Closing Documents To Be Delivered by the
                  Contributors................................................................................ 22
         12.2     Closing Documents To Be Delivered by the
                  Partnership................................................................................. 22

ARTICLE 13        Indemnification............................................................................. 23
         13.1     Indemnification by the Contributors......................................................... 23
         13.2     Indemnification by the Partnership.......................................................... 25
         13.3     Notice and Right To Defend Third-Party Claims............................................... 25
         13.4     Sole Remedies............................................................................... 27
         13.5     Waiver of Contribution...................................................................... 27
         13.6     Contribution Adjustment..................................................................... 27

ARTICLE 14        Termination................................................................................. 27
         14.1     Termination................................................................................. 27

ARTICLE 15        General..................................................................................... 28
         15.1     Amendment................................................................................... 28
         15.2     Entire Understanding........................................................................ 28
         15.3     Counterparts................................................................................ 28
         15.4     Headings.................................................................................... 28
         15.5     Applicable Law.............................................................................. 28
         15.6     Notices..................................................................................... 28
         15.7     Fees and Expenses........................................................................... 29


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
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         15.8     "Knowledge" Defined......................................................................... 29


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                             CONTRIBUTION AGREEMENT

         THIS AGREEMENT is made as of April 30, 1996, by and between INTERMEDIA CAPITAL PARTNERS IV, L.P., a California limited partnership (the "Partnership"), INTERMEDIA PARTNERS, a California limited partnership ("IP"), and GENERAL ELECTRIC CAPITAL CORPORATION, a New York corporation ("GECC"). IP and GECC are collectively referred to herein as the "Contributors".

         RECITALS:

         A. IP owns a general partnership interest and a limited partnership interest and GECC owns a limited partnership interest in Intermedia Partners of West Tennessee, L.P., a California limited partnership ("IPWT"), which owns and operates cable television systems providing television programming and other cable-related services to subscribers located in the State of Tennessee (the "Systems").

         B. Each Contributor desires to contribute its general partnership interest and limited partnership interests in IPWT to the Partnership, and the Partnership desires to accept such contribution, on the terms and subject to the conditions of this Agreement.

         C. GECC desires to assign the Debt (as defined below) to the Partnership and the Partnership desires to accept such Debt on the terms and subject to the conditions of this Agreement.

         NOW, THEREFORE, in consideration of the mutual covenants, agreements, representations and warranties contained in this Agreement, the Contributors and the Partnership agree as follows:

                                    ARTICLE 1

                                   Definitions

         As used in this Agreement, the following terms shall have the following meanings:

         1.1 Assets. Subject to the following sentence, all of the assets, rights, privileges and interests, whether tangible or intangible, now or


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hereafter owned, leased, held or used in connection with the construction, operation and maintenance of the Systems, including, without limitation, the Real Property, the Personal Property, the Franchises, the Contracts, the Authorities, subscriber security and other deposits, accounts receivable, prepaid items, purchase and sales orders, sales and service data, customer lists, prospect lists and other rights and privileges, and copies of all books and records related to the Systems.

         1.2 Closing. The completion of the contribution of the IPWT Partnership Interest as described in Section 2.1.

         1.3 Closing Date. The date of the Closing specified in Section 3.1.

         1.4 Code. The Internal Revenue Code of 1986, as amended.

         1.5 Communications Act. The federal Communications Act of 1934 including the Cable Communications Policy Act of 1984, each as amended, and including all rules and regulations promulgated thereunder, as amended.

         1.6 Contracts. The contracts and commitments described in Section 4.2.

         1.7 Copyright Act. Title 17 of the United States Code, as amended, and all rules and regulations promulgated thereunder, as amended.

         1.8 Debt. All amounts outstanding under that certain Amended and Restated Loan Agreement dated as of October 3, 1994 between IPWT and GECC (the "Loan Agreement").

         1.9 Fair Market Value. The fair market value of the Systems, as determined pursuant to the method described in Section 2.3.

         1.10 FCC. The Federal Communications Commission or any successor agency.

         1.11 Franchises. The authorizations required in connection with the Systems described in Section 6.3(b).


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         1.12 GAAP. Generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination.

         1.13 Indemnifiable Damages. The damages described in Section 13.1 covered by the indemnity obligations set forth in Article 13.

         1.14 Indemnitee. The party claiming the right to be indemnified under
Article 13.

         1.15 Indemnitor. The party claimed to be obligated to indemnify under
Article 13.

         1.16 IPWT Partnership Agreement. The InterMedia Partners of West Tennessee, L.P. Amended and Restated Agreement of Limited Partnership dated as of October 3, 1994.

         1.17 IPWT Partnership Interest. All of a Contributor's right, title and interest in IPWT and under the IPWT Partnership Agreement.

         1.18 IPWT Plans. The plans and agreements described in Section 6.4(a).

         1.19 Leased Property. The real property interests described in Section 6.9.

         1.20 Leases. The agreements described in Section 6.9.

         1.21 Licenses. The rights, privileges and interests other than the Franchises described in Section 6.3(b).

         1.22 Lien. The meaning given it in Section 4.2.

         1.23 Net Cash Flow. As applied to any of the Systems, the revenues of such System, less operating expenses (including any management fee and related expenses in connection with the Systems) and capital expenditures.


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         1.24 Owned Property. The real property described in Section 6.9.

         1.25 Permitted Liens. The meaning given it in Section 6.2.

         1.26 Subscribers. Those customers of the Systems which: (i) are under contract with IPWT or are located within a multiple dwelling unit for which the owner or operator thereof is under written contract with IPWT; (ii) are connected to and receiving services of the Systems; and (iii) are currently being charged by and obligated to pay to IPWT the standard rates for such services as are provided by IPWT or, in the case of a bulk-billed multiple dwelling unit, the owner or operator thereof is being charged by and is obligated to pay to IPWT the rates for such services as are provided by IPWT. In the case of occupants receiving services in bulk-billed multiple dwelling units, such occupants shall be counted as Subscribers on an equivalency basis as follows: the Systems' total aggregate bulk-billed charges for the calendar month immediately prior to the Closing Date for a particular class of cable service (which shall not include more than one (1) month's billing for any account and which shall exclude installation and other nonrecurring charges) shall be divided by the monthly standard (nondiscounted) service charge to individual residential subscribers for that class of cable service for the calendar month immediately prior to the Closing Date. Subscribers shall not include any person receiving service from IPWT for which IPWT assess no charges.

         1.27 Systems. The cable television systems operated by IPWT described in Recital A.

                                    ARTICLE 2

                         Contribution to the Partnership

         2.1 Contribution of IPWT Partnership Interest. Pursuant to the provisions of the InterMedia Capital Partners IV, L.P. Agreement of Limited Partnership of the Partnership dated as of March 19, 1996, as amended (the "IP IV Partnership Agreement"), and subject to the terms and conditions hereinafter set forth, each Contributor, as a contribution in kind to the capital of the Partnership, hereby undertakes to transfer pursuant to this Agreement all of such Contributor's right, title and interest in


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and to its IPWT Partnership Interest and the Partnership agrees to accept the same as a capital contribution in kind from each Contributor, subject to the terms and conditions hereinafter set forth. The IPWT Partnership Interests shall be transferred to the Partnership free and clear of all mortgages, liens, charges, claims or restrictions. In return for such capital contributions, each of IP and GECC shall receive on the Closing Date a credit on its capital account in the Partnership equal to twelve million dollars ($12,000,000) and one million three hundred thirty-three thousand five hundred dollars ($1,333,500), respectively, of the Fair Market Value of the IPWT Partnership Interests. IP hereby waives any and all transfer restrictions applicable to GECC pursuant to section 8.3 of the IPWT Partnership Agreement.

         2.2 Transfer of Debt. Subject to the terms and conditions hereinafter set forth, GECC hereby agrees to assign all of its right, title and interest in and to the Debt to the Partnership which agrees to assume the Debt from GECC. The Debt shall be transferred to the Partnership free and clear of all mortgages, liens, charges, claims or restrictions. In return for such transfer, GECC or its designee shall receive on the Closing Date the following: (i) a preferred limited partnership interest in the Partnership in an amount equal to twenty-five million dollars ($25,000,000) in accordance with the IP IV Partnership Agreement, (ii) a credit to its capital account in the Partnership in an amount equal to eleven million six hundred sixty-six thousand five hundred dollars ($11,666,500) in accordance with the IP IV Partnership Agreement, and
(iii) an amount equal to the sum of the outstanding principal balance of the Debt plus all accrued and unpaid interest thereunder minus thirty-five million dollars ($35,000,000), to be paid by the Partnership to GECC in immediately available funds by wire to: Bankers Trust Company, Account Name: GECC CAF Depository, Account No.: 50-232- 854, ABA No.: 021-001-033, Attention: Doris Adams (212-250-8383) and Dolores Pennino (212-250-6767).

         2.3 Fair Market Value of IPWT Partnership Interest. As of the date of this Agreement, the Partnership and the Contributors agree that the fair market value (the "Fair Market Value") of the IPWT Partnership Interests net of IPWT's indebtedness is as follows:

         General Partnership Interest                                $10,680,000
         Limited Partnership Interest


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
                  IP                                                   1,320,000
                  GECC                                                 1,333,500

         Total                                                       $13,333,500

                                    ARTICLE 3

                                     Closing

         3.1 Place and Date. The closing of the contribution of the Partnership Interests and the Debt (the "Closing") shall take place in the offices of Pillsbury Madison & Sutro LLP in San Francisco, California at 10 A.M. on a date selected by the Partnership not later than July 1, 1996 after all conditions set forth in Articles 8 and 9 have been satisfied or waived (the "Closing Date"). At the Closing, each of the parties shall take all action and deliver all documents, certificates and other items as required under this Agreement in order to perform, fulfill and observe all covenants, conditions and agreements on its part to be performed, fulfilled and observed at or prior to the Closing Date and cause all conditions precedent to the other party's obligations hereunder to be satisfied in full.

         3.2 Additional Closing Adjustments. On the Closing Date, the Contributors and the Partnership shall make a determination, in accordance with GAAP, of the difference between the current assets and the current liabilities of the Systems (the "Current Asset Differential") as of the Closing. Promptly following such determination the amount of such Current Asset Differential shall, effective as of the Closing Date, (i) increase the Fair Market Value of the IPWT Partnership Interests in the event that such Current Asset Differential is a positive number, or (ii) decrease the Fair Market Value of the IPWT Partnership Interests in the event that such Current Asset Differential is a negative number. Such increase or decrease to the Fair Market Value of the IPWT Partnership Interests shall be apportioned eighty percent (80%) to the Fair Market Value of IP's IPWT Partnership Interest and twenty percent (20%) to the Fair Market Value of GECC's IPWT Partnership Interest. There shall be no cash payment by any of the parties for any adjustment to the Fair Market Value of the IPWT Partnership Interests.


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         3.3 Calculation of Current Asset Differential.

         (a) The adjustments prescribed by Section 3.2 will be estimated in good faith by the Contributors with respect to the Systems, and set forth, together with a detailed statement of the calculation thereof, in a certificate (the "Initial Adjustment Certificate") executed by an authorized officer of each Contributor and delivered to the Partnership at least 10 days prior to the Closing Date. The Initial Adjustment Certificate will be accompanied by appropriate documentation for each System, in summary form, supporting the adjustments proposed in such certificate. Within thirty (30) days after the Closing Date, the Partnership will deliver to the Contributors a certificate (the "Final Adjustment Certificate") showing in full detail the final determination of the Current Asset Differential, which certificate will be accompanied by appropriate documentation supporting the adjustments proposed in such certificate. Each party will provide to the other reasonable access to all records in its possession which were used in the preparation of its Initial and Final Adjustment Certificates.

         (b) The Contributors will review the Final Adjustment Certificate and will give written notice to the Partnership of any objections they may have to the calculations shown in such certificate within ten (10) days after their receipt thereof. The Partnership and the Contributors will endeavor in good faith to resolve any such objections within thirty (30) days after the receipt of the Partnership's objections. If any objections or disputes have not been resolved at the end of such 30-day period, the disputed portion of the Current Asset Differential will be determined within the following thirty (30) days by a partner in a major accounting firm with substantial cable television audit experience which is not the auditor of either the Contributors or the Partnership (or any affiliate of them) and the determination of such auditor will be final and will be binding upon all parties. If the Contributors and the Partnership cannot agree with respect to selection of an auditor, Price Waterhouse LLP will select an auditor whose determination will be final and will be binding upon all parties. The expenses arising in connection with any determination of disputed amounts by an auditor's determination shall be apportioned as follows: fifty percent (50%) payable by the Partnership, forty percent (40%) payable by IP and ten percent (10%) payable by GECC.


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         (c) Within five (5) days of the expiration of the review period or the date of final determination, the Fair Market Value of the IPWT Partnership Interests shall be increased or decreased in accordance with Section 3.2 and as set forth in the Final Adjustment Certificate, as finally determined.


                                    ARTICLE 4

                      Representations and Warranties of IP

         To induce the Partnership to enter into this Agreement, IP represents and warrants to the Partnership as follows:

         4.1  Organization, Power, etc.

         (a) IP is a partnership duly organized, validly existing and in good standing under the laws of the state of its organization, and has all requisite power and authority to own, lease and operate its properties and to carry on its business as presently conducted.

         (b) IP has all requisite power and authority to enter into and perform this Agreement and the documents, instruments and certificates to be executed and delivered by it pursuant to this Agreement. The execution, delivery and performance of this Agreement and the performance of the obligations contemplated hereby and thereby have been duly authorized by all requisite partnership action. This Agreement will constitute the legal, valid and binding obligation of IP enforceable in accordance with its terms, except as limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting generally the enforcement of creditors' rights and by general principles of equity.

         4.2 No Conflict; Required Consents. The execution, delivery and performance by IP of this Agreement does not and will not: (i) conflict with or violate any provision of IPWT's or IP's Certificate of Limited Partnership or partnership agreement; (ii) violate any material requirements of any law; (iii) conflict with, violate, result in a breach of, constitute a default under (without regard to requirements of notice, lapse of time, or elections of other persons, or any combination thereof), or accelerate or permit the acceleration of the performance required by, any contract, commitment or agreement,


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
written or oral (each a "Contract"), to which IP or IPWT is a party or by which it or the assets or properties owned or leased by it are bound or affected; (iv) result in the creation or imposition of any encumbrance, lien, mortgage, pledge, security interest, right of first refusal, option to purchase, covenant or restriction on the use of property or impediment to title (each a "Lien") against or upon any of its assets or the Assets; or (v) require any consent, approval, or authorization of, or filing of any certificate, notice, application, report or other document with, any governmental authority or other Person (including any anti-trafficking waivers from the FCC).

         4.3 Title, Condition and Sufficiency.

         IP has good and marketable title to its IPWT Partnership Interest, free and clear of all Liens.

         4.4 Taxpayer Identification Number.

         IP's U.S. Taxpayer Identification Number is 94-3069241.

                                    ARTICLE 5

                     Representations and Warranties of GECC

         To induce the Partnership to enter into this Agreement, GECC represents and warrants to the Partnership as follows:

         5.1 Organization, Power, etc.

         (a) GECC is a corporation duly organized, validly existing and in good standing under the laws of the state of its organization, and has all requisite power and authority to own, lease and operate its properties and to carry on its business as presently conducted.

         (b) GECC has all requisite power and authority to enter into and perform this Agreement and the documents, instruments and certificates to be executed and delivered by it pursuant to this Agreement. The execution, delivery and performance of this Agreement and the performance of the obligations contemplated hereby and thereby have been duly authorized by all requisite corporate action. This Agreement will constitute the legal, valid and binding obligation of GECC enforceable in accordance


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with its terms, except as limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting generally the enforcement of creditors' rights and by general principles of equity.

         5.2 No Conflict; Required Consents. The execution, delivery and performance by GECC of this Agreement does not and will not: (i) conflict with or violate any provision of GECC's articles of incorporation or bylaws; (ii) violate any material requirements of any law; (iii) result in the creation or imposition of any Lien, against or upon any of the Debt or its IPWT Partnership Interest; or (iv) require any consent, approval, or authorization of, or filing of any certificate, notice, application, report or other document with, any governmental authority or other Person (including any anti-trafficking waivers from the FCC).

         5.3 Title, Condition and Sufficiency. GECC has good and marketable title to its IPWT Partnership Interest and the Debt, in each case, free and clear of all Liens. Notwithstanding the foregoing, GECC makes no representation, and shall have no responsibility, with respect to (i) the legality, validity, binding effect or enforceability of the Loan Agreement, the Notes (as defined in the Loan Agreement), any of the Loan Documents (as defined in the Loan Agreement) or any other document executed or delivered in connection therewith; or (ii) the filing, recording or taking of any other action with respect to the Loan Agreement, the Loan Documents or the Notes or any other document executed or delivered in connection therewith.

         5.4 Taxpayer Identification Number. GECC's U.S. taxpayer Identification Number is 13-1500700.

                                    ARTICLE 6

                 Representations and Warranties Concerning IPWT

         To induce the Partnership to enter into this Agreement, IP represents and warrants to the Partnership as follows:

         6.1 Organization, Power, etc. IPWT is a limited partnership duly organized and validly existing under the laws of the State of California and in good standing under the laws


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
of the states of California and Tennessee, and has all requisite power and authority to own, lease and operate its properties and to carry on its business as presently conducted. Neither the ownership of the Systems nor the nature of the Systems' business requires IPWT to be qualified in any jurisdiction other than California and Tennessee.

         6.2  Title, Condition and Sufficiency.

         (a) IPWT has good and marketable title to all of its owned Assets, in each case, free and clear of all Liens, except Permitted Liens. In the case of Assets leased by it from another Person, IPWT has valid leasehold interests in the Assets. The material tangible personal property is in good condition and repair, ordinary wear and tear excepted. A "Permitted Lien" is a (a) Lien for taxes, assessments and governmental charges not yet due and payable, (b) zoning laws and ordinances and similar requirements of law, (c) rights reserved to any governmental authority to regulate the affected property, and (d) as to owned property and interests in real property (including easements, rights-of-way, servitude, permits, leases, conditions, covenants, restrictions and minor imperfections or irregularities in title which are reflected in the public records and which do not individually or in the aggregate interfere with the right or ability to own, use, enjoy or operate the property owned by IPWT or interests in real property or to convey good, marketable and indefeasible fee simple title to the same; provided that "Permitted Liens" will not include any Lien which could prevent or inhibit in any way the conduct of the business of the Systems.

         (b) The Assets constitute substantially all of the assets necessary to permit IPWT to operate the Systems, substantially as they are being operated on the date of this Agreement and in compliance with all applicable requirements of law.

         6.3 Franchises, Licenses, Contracts, Owned Property and Real Property Interests.

         (a) Except as described on Schedule 6.3, IPWT is not bound or affected by any of the following: (i) leases of real property (other than described on Schedule 6.9); (ii) leases of personal property for a term exceeding one year or requiring payments of more than $25,000 in the aggregate; (iii) franchises


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
for the construction or operation of cable television systems, or contracts of substantially equivalent effect; (iv) licenses, authorizations, consents or permits of the FCC; (v) other material licenses, authorizations, consents or permits of any other governmental authority; (vi) material easements or rights of access; (vii) pole line and joint line agreements, underground conduit agreements, crossing agreements, or bulk or commercial service agreement, in each case a material agreement; or (viii) contracts, written or oral, other than those described in any other clause of this Section 6.3 which contemplate payments by or to IPWT in any 12-month period exceeding $25,000 individually or $250,000 in the aggregate.

         (b) IPWT has delivered to the Partnership true and complete copies of
(i) the franchises, permits, licenses, resolutions, certificates and agreements which authorize and are required for the operation or maintenance of the Systems (the "Franchises"), (ii) any notices alleging non-compliance with the requirements of any of its Franchises, (iii) other licenses, permits, consents, certificates, authorities, agreements, arrangements and other rights from all persons, including, without limitation the FCC (the "Licenses"), (iv) its contracts, mortgages, deeds of trust, bonds, indentures, leases, licenses, notes, franchises, certificates, options, warrants, rights or other agreements, or other documents evidencing IPWT's interests in real property, including any amendments thereto (or, in the case of oral contracts, true and complete written summaries thereof) and each document evidencing its ownership of the property owned by IPWT, and (v) all material correspondence with any local franchising authority regarding customer service with respect to the Systems.

         (c) Except as described in Schedule 6.3, (i) IPWT is in material compliance with each of its Franchises and Licenses; (ii) IPWT has fulfilled when due, or has taken all action necessary to enable it to fulfill when due, all of its material obligations under each of IPWT's Contracts or instruments pertaining to any of its interests in real property; and (iii) to IP's knowledge, there has not occurred any material breach (without regard to lapse of time or the giving of notice, or both) by any person under any of its Franchises, Licenses, Contracts or interests in real property.

         6.4  Employee Benefits.

         (a) Each employee benefit plan (as defined in section 3(3) of ERISA) or any multiemployer plan (as defined in section 3(37) of ERISA) with respect to which IPWT has any liability or in which any employees or agents, or any former employees or agents, of IPWT participate is set forth in Schedule 6.4 (the "IPWT Plans").

         (b) IPWT and each ERISA Affiliate of it are not in material violation of any provision of ERISA. No reportable event (as defined in section 4043 of ERISA) has occurred and is continuing with respect to any IPWT Plan or any employee benefit plan or multiemployer plan with respect to which any ERISA Affiliate has any liability (together with the IPWT Plans, these plans are referred to as the "IP Group Plans") and no prohibited transaction (as defined in section 406 of ERISA) has occurred with respect to any IP Group Plan which would result in material liability to IPWT or any ERISA Affiliate of IPWT. No material accumulated funding deficiency (as defined in section 302 of ERISA) exists with respect to any IP Group Plan.

         6.5 Litigation. (a) There is no action or proceeding before any court, tribunal or arbitrator or governmental official pending or, to such Contributor's knowledge, threatened by or before any governmental authority or private arbitration tribunal, against IPWT which could materially adversely affect the financial condition or operations of the Systems, its Assets or could result in the modification, revocation, termination, suspension or other limitation of any of its Franchises, Licenses, Contracts or any interest in real property; and (b) there is not in existence any order, decree, award or judgment requiring IPWT to take any action of any kind with respect to the Assets or the operation of the Systems, or to which IPWT, the Systems, or the Assets are subject or by which they are bound or affected.

         6.6 Tax Returns; Other Reports. Except as set forth in Schedule 6.6, IPWT (a) has filed by any due date or extended due date in correct form all federal, state, local and foreign Tax returns and other tax reports required to be filed by any due date or extended due date, (b) has timely paid all taxes which have become due and payable, except such amounts as are being contested diligently and in good faith and are not material in amount, whether or not so shown on any such return or report, the failure of which to be filed or paid could affect or result in transferee or other liability on the Partnership or in the imposition of a Lien upon the Assets, and (c) has not received notice of, nor does IP have any knowledge of, any deficiency, assessment or audit, or proposed deficiency, assessment or audit from any taxing governmental authority which could affect or result in transferee or other liability on the Partnership or in the imposition of a Lien upon the Assets.

         6.7 Systems Information. Schedule 6.7 sets forth a materially true and accurate description of the following information as of the date of this Agreement:

                  (a) the number of miles of plant in the Systems;

                  (b) the number of single family homes and residential dwelling units passed by the Systems;

                  (c) a description of basic and optional or tier services available from the Systems, the rates charged by IPWT for each, and the number of Subscribers receiving each optional or tier service;

                  (d) the stations and signals carried by the Systems and the channel position of each such signal and station; and

                  (e) the cities, towns, villages, boroughs and counties served by the Systems.

         6.8  Compliance with Requirements of Law.

         (a) Except as set forth in Schedule 6.8, the operation of the Systems as currently conducted does not violate or infringe in any material respect any requirements of law currently in effect (other than requirements of law described in subsections (c) and (d) below, as to which the representations and warranties set forth in those subsections will apply). IPWT has not received any notice of any violation by it or the Systems of any material requirement of law applicable to the operation of the Systems as currently conducted and knows of no basis for the allegation of any such violation.

         (b) Except as set forth in Schedule 6.8 and for matters described in subsections (c) and (d) below, as to which the representations and warranties set forth in those subsections will apply, and without limiting the generality of representations in subsection (a) above IPWT has submitted to the FCC all filings, including cable television registration statements, annual reports and aeronautical frequency usage notices, that are required under the rules and regulations of the FCC; the operation of the Systems has been and is in material compliance with the rules and regulations of the FCC, and IPWT has not received any notice from the FCC of any material violation of its rules and regulations; IPWT is and since its acquisition of the Systems has been in material compliance with the FCC's equal employment opportunity rules; the Systems are in material compliance with all signal leakage criteria prescribed by the FCC; and for each relevant semi-annual reporting period, IPWT has timely filed with the United States Copyright Office all required Statements of Account in true and correct form, has paid when due all required copyright royalty fee payments in correct amount, relating to the Systems' carriage of television broadcast signals and is otherwise in compliance with all applicable rules and regulations of the Copyright Office. IPWT has delivered to the Partnership of all reports and filings for the past year made or filed pursuant to FCC and copyright rules and regulations by it and will make available to the Partnership all other past reports and filings made or filed pursuant to FCC and copyright rules and regulations. A request for renewal has been timely filed under section 626(a) of the 1984 Cable Act with the proper governmental authority with respect to each of its Franchises expiring within 36 months after the date of this Agreement.

         (c) IPWT has used commercially reasonable efforts to comply in all material respects with the provisions of the 1992 Cable Act and the FCC rules and regulations promulgated thereunder as such requirements of law relate to the operation of the Systems. IPWT has complied in all material respects with the must carry and retransmission consent provisions of the 1992 Cable Act and the FCC rules and regulations promulgated thereunder, including (i) duly and timely notifying "local commercial television stations" of inadequate signal strength or increased copyright liability, if applicable, (ii) duly and timely notifying non-commercial educational stations of the location of the Systems' principal headends, (iii) duly and timely notifying subscribers of changes in the channel alignment on the Systems, (iv) duly and timely notifying "local commercial and non-commercial television stations" of the broadcast signals carried on the Systems and their channel positions, (v) maintaining the requisite public file identifying broadcast signal carriage, (vi) carrying the broadcast signals after June 1, 1993, on the Systems for all "local commercial television stations" which elected must carry status and, if required, up to two "qualified low power stations" and (vii) obtaining retransmission consents for all broadcast signals carried on the Systems after October 5, 1993, except for the signals carried pursuant to a must carry election.

         (d) IPWT has used commercially reasonable efforts to establish rates charged to subscribers, effective as of September 1, 1993, that would be allowable under rules and regulations promulgated by the FCC under the 1992 Cable Act, and any authoritative interpretation thereof, whether or not such rates were subject to regulation at that date by any governmental authority, including any local franchising authority and/or the FCC. Notwithstanding the foregoing, no representation or warranty is made that either the rates charged to subscribers would be allowable under any rules and regulations of the FCC, or any authoritative interpretation thereof, promulgated after the date of the Closing. IPWT has delivered to the Partnership complete and correct copies of all FCC Forms 393, 1200, 1205, 1210, 1215, 1220 and 1240 filed, and FCC Forms
1240 prepared for filing, with the local franchising authority and/or the FCC and will deliver as soon as available all such FCC forms that are prepared with respect to the Systems, copies of all correspondence with any governmental authority relating to rate regulation generally or specific rates charged to subscribers of the Systems, including copies of any complaints filed with the FCC with respect to any rates charged to subscribers of the Systems, and any documentation supporting an exemption from the rate regulation provisions of the 1992 Cable Act claimed by IPWT.

         (e) IPWT does not possess any patent, patent right, trademark or copyright related to or material to the operation of the Systems and is not a party to any license or royalty agreement with respect to any such patent, trademark or copyright, except for licenses respecting program material and obligations under the Copyright Act of 1976 applicable to cable television systems generally. The Systems have been operated in such a manner so as not to give rise to any rightful claim of any third party for copyright, trademark, service mark, patent or license infringement or the like (excluding claims involving music performance rights).

         6.9 Real Property. Except for leasehold interests described on Schedule
6.9 (the "Leases"), IPWT does not hold or use under lease or lease to others any real property. Except for real property owned by it ("Owned Property") and described on Schedule 6.9, IPWT has no other ownership interest in real property. Except for routine repairs, all of the improvements, leasehold improvements and the premises of its Owned Property and the premises demised under its Leases (the "Leased Property") are in good operating condition and repair and are suitable for the purposes used. IPWT's Leases have not been modified since copies thereof have been delivered to the Partnership and are in full force and effect and the parties are not in default thereunder. The current use and occupancy of the Owned Property and Leased Property do not constitute nonconforming uses under any applicable zoning requirements of law. Each parcel of Owned Property and each parcel of Leased Property (i) has access to and over public streets, or private streets for which IPWT has a valid right of ingress and egress, (ii) conforms in its current use to all material zoning requirements without reliance upon a variance issued by a local government or a classification of the parcel in question as a nonconforming use and (iii) conforms in its use to all restrictive covenants, if any, or other encumbrances affecting all or part of such parcel.

         6.10 No Adverse Change; Financial Statements.

         (a) Since December 31, 1995, there has been no material adverse change in the Assets, taken as a whole, or its financial condition or operations or the Systems.

         (b) A correct copy of the financial statements of IPWT as of December 31, 1995, including an unaudited income statement and balance sheet which fairly present the financial conditions of IPWT, is attached as Schedule 6.10.

         6.11  Employees.

         (a) There are no collective bargaining agreements applicable to any persons who are employed by IPWT, and it has no duty to bargain with any labor organization with respect to any such persons. There are not pending any unfair labor practice charges against IPWT, or any demand for recognition, or any other request or demand from a labor organization for representative status with respect to any persons employed by it.

         (b) IPWT has complied in all material respects with all requirements of law applicable to its employment of labor, including, without limitation, Worker Adjustment and Retraining Notification Act (29 U.S.C. Section 2101, et. seq.), ERISA, continuation coverage requirements of group health plans, and those relating to wages, hours, collective bargaining, unemployment insurance, worker's compensation, equal employment opportunity, age and disability discrimination, immigration control and the payment and withholding of taxes.

         (c) IPWT has no employment agreements, either written or oral, with any employee.

         6.12  Environmental.

         (a) Except as disclosed in Schedule 6.12, IPWT has not received any notice that it is the subject of any "Superfund" evaluation or investigation, or that it is the subject of any investigation or proceeding of any governmental authority evaluating whether any remedial action is necessary to respond to any release of Hazardous Substances on or in connection with its Owned Property or its Leased Property. "Hazardous Substances" means (a) any "hazardous waste" as defined by the Resource Conservation and Recovery Act of 1976 (RCRA) (42 U.S.C.A. Section 6901, et seq.), as amended, and the rules and regulations promulgated thereunder; (b) any "hazardous substance" as defined by the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C.A. Section 9601, et seq.) (CERCLA), as amended, and the rules and regulations promulgated thereunder; (c) any substance regulated by the Toxic Substances Control Act (TSCA) (42 U.S.C. Section 2601, et seq.), as amended, and the rules and regulations promulgated thereunder; (d) asbestos; (e) polychlorinated biphenyls; (f) any substances regulated under the provisions of Subtitle I of RCRA relating to underground storage tanks; (g) any substance the presence, use, treatment, storage or disposal of which on Owned Property or Leased Property is prohibited by any requirement of law; and (h) any other substance which by any requirement of law requires special handling, reporting or notification of any governmental authority in its collection, storage, use, treatment or disposal.

         (b) Except as disclosed in Schedule 6.12, IPWT (i) is in compliance in all material respects with all requirements of law with respect to pollution or protection of the environment, including such requirements relating to actual or threatened emissions, discharges or releases of Hazardous Substances into ambient air, surface water, ground water or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances, insofar as they relate to its Owned Property or its Leased Property and (ii) has received no notice of, and it has no knowledge of circumstances relating to, any past, present or future events, conditions, circumstances, activities, practices or incidents (including the presence, use, generation, manufacture, disposal, release or threatened release of any Hazardous Substances from or on its Owned Property or its Leased Property), which could interfere with or prevent continued compliance, or which are reasonably likely to give rise to any liability, based upon or related to the processing, distribution, use, treatment, storage, disposal, transport or handling, or the emission, discharge, release or threatened release into the environment, of any Hazardous Substance from or attributable to its Owned Property or its Leased Property.

         6.13 Taxpayer Identification Number. IPWT's U.S. Taxpayer Identification Number is 94-3113517.

         6.14 Cash Flow for Systems. The aggregate total Net Cash Flow for the Systems for 1995 was not less than $7,313,000.

         6.15 IPWT Partnership Interests. The authorized partnership interests of IPWT consists solely of a 80.1% general partnership interest and 9.9% limited partnership interest owned by IP and a 10% limited partnership interest owned by GECC. All such partnership interests are validly issued, fully paid and nonassessable and such partnership interests have been so issued in full compliance with all federal and state securities laws.

                                    ARTICLE 7

                Representations and Warranties of the Partnership

         To induce the Contributors to enter into this Agreement, the Partnership represents and warrants to the Contributors as follows:

         7.1 Organization, Power, etc.

         (a) The Partnership is a partnership duly organized, validly existing and in good standing under the laws of the State of California. The Partnership has all necessary power and authority to own, lease and operate its properties and to carry on its business as presently conducted.

         (b) The Partnership has all requisite power and authority to enter into and perform this Agreement and the documents, instruments and certificates to be executed and delivered by it pursuant to this Agreement. The execution, delivery and performance of this Agreement by the Partnership and all such documents, instruments and certificates, and the transactions contemplated hereby and thereby, have been duly authorized by all necessary partnership action on the part of the Partnership and its partners.

         (c) This Agreement will constitute the legal, valid and binding obligation of the Partnership enforceable in accordance with its terms, except as limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting generally the enforcement of creditors' rights and by general principles of equity.

         7.2 Approvals. The execution and delivery of this Agreement by the Partnership do not require any registration with, consent or approval of, notice to, or action by any person or governmental authority which registration, approval, consent, notice or action has not been made, given or otherwise accomplished.

         7.3 No Conflicts. The execution and delivery of this Agreement and any other agreements contemplated hereunder by the Partnership and the consummation of the transactions contemplated hereby and thereby will not (i) violate any existing provision of any law, regulation, order, writ, judgment, injunction or decree involving the Partnership, (ii) violate the provisions of the Partnership's partnership agreement or other organizational documents of the Partnership, or (iii) conflict with, require a consent under or result in a default under, or constitute an event which would permit early termination of any material agreement to which the Partnership is a party or by which any of its properties are bound.

         7.4 Commissions. All activities of the Partnership relating to this Agreement and the transactions contemplated hereunder have been carried on by the Partnership in such a manner so as not to give rise to any valid claim by any person against the Contributors for a finder's fee, brokerage commission or other like expense.

                                    ARTICLE 8

                                 Covenants of IP

         Unless the Contributors shall have received the prior written consent of the Partnership to the contrary, from the date hereof to and including the Closing Date, IP covenants to and agrees with the Partnership to cause IPWT, unless otherwise stated, to do as follows:

         8.1 Access to Systems. IPWT shall give the Partnership's employees and representatives, during normal business hours and with reasonable prior notice, access to all of the properties, books, accounts and documents of or relating to the Assets and the Systems, and shall permit the making of copies or extracts thereof.

         8.2 Conduct of Business. IPWT shall conduct the business and activities of the Systems in the usual and ordinary course of business until the Closing (including timely payment of all payments due under the Leases).

         8.3 Preservation of Business. IPWT shall use reasonable efforts to preserve the business of the Systems and to preserve existing relationships with customers, suppliers and others having business relationships with them by reason of the Systems and, except as agreed upon with the Partnership, use reasonable efforts to keep available to the Partnership the services of present management personnel and employees of the Systems.

         8.4 Compliance With Contracts and Laws.

         (a) IPWT shall keep in full force and effect and shall comply in all material respects with all material franchises, licenses, permits, consents, certificates, authorities and operating rights currently in effect, all material leases, contracts, agreements, commitments and arrangements currently in effect, and all material rights, privileges and interests relating to the Systems currently in effect, to which they are parties or by which they or the Assets may be bound or affected.

         (b) IPWT shall comply in all material respects with applicable federal, state and local laws, regulations, ordinances and orders, and make all filings and submissions and pay all fees, assessments and costs arising in connection with the construction, operation and maintenance of the Systems, including, without limitation, franchise and copyright fees.

         8.5 Adverse Changes. IPWT shall promptly notify the Partnership in writing of any materially adverse developments affecting the Systems which become known to IPWT, including, without limitation, (i) any damage, destruction or loss (whether or not covered by insurance) materially and adversely affecting any of the Assets or the Systems, (ii) any material notice of violation, forfeiture or complaint under any of the Franchises, or (iii) anything which, if not corrected prior to the Closing Date, will prevent either Contributor from fulfilling any condition precedent described in Article 10.

         8.6 Approvals. Each Contributor shall use all reasonable commercial efforts to obtain or cause to be obtained all approvals and consents required to transfer its IPWT Partnership Interest to the Partnership and shall fully cooperate with the Partnership for this purpose, including such approvals or consents as are required for such transfer.

         8.7 Sales Taxes. IPWT shall timely file or cause to be filed all sales tax returns with respect to sales occurring in connection with the Systems on or before the Closing Date, and IPWT shall pay or cause to be paid in timely fashion all sales taxes applicable to the sales reported on such tax returns.

         8.8 Closing Conditions. Each Contributor shall use all reasonable commercial efforts to ensure that the conditions set forth in Article 10 hereof and applicable to it are satisfied.

                                    ARTICLE 9

                          Covenants of the Partnership

         Unless the Partnership shall have received the prior written consent of the Contributors to the contrary, from the date hereof to and including the Closing Date, the Partnership covenants to and agrees with the Contributors as follows:

         9.1 Closing Conditions. The Partnership shall use all reasonable efforts to ensure that the conditions set forth in Article 11 hereof are satisfied to the extent such matters are not within its control.

         9.2 Cooperation To Obtain Approvals. The Partnership agrees to cooperate with the Contributors in the process of obtaining approvals and consents required to transfer the Systems, including such approvals or consents as are required for the transfer of the IPWT Partnership Interests.

                                   ARTICLE 10

                             Conditions Precedent to
                         Obligations of the Partnership

         10.1 Conditions Precedent; Waiver. The obligations of the Partnership to consummate the transactions contemplated on the Closing Date are subject to the satisfaction, on or before the Closing Date, of all the conditions set forth in this Article 10. The Partnership may waive any or all of such conditions in whole or in part; provided that no such waiver of a condition shall constitute a waiver by the Partnership of any of its other rights or remedies under this Agreement or otherwise at law or in equity.

         10.2 Compliance With Agreement, Representations and Warranties. The Contributors shall have performed and complied in all material respects with all covenants and obligations required by this Agreement to be performed or complied with by the Contributors on or before the Closing Date. All representations and warranties of the Contributors contained in this Agreement, the Schedules, or in any document, instrument or certificate to be delivered by the Contributors under this Agreement shall be true, correct and complete in all material respects on the Closing Date as though made on such date. The Partnership shall have received a certificate of an officer or general partner of each of the Contributors, as the case may be, dated as of the Closing Date, to the effect of the foregoing in this Section 10.2.

         10.3 No Material Adverse Change. During the period from the date of this Agreement through and including the Closing Date, there shall not have occurred any material adverse change affecting the Systems as a whole (including any material adverse change, loss or damage reflected in any Schedules delivered for the first time to the Partnership after the date hereof), and there shall not have been any material loss or damage to the Systems, whether or not insured, that materially affects the ability of IPWT to conduct the business of the Systems as a whole.

         10.4 Approvals and Consents.

         (a) The following shall have obtained, in form and substance reasonably acceptable to the Partnership: (i) all consents to the transfer of the IPWT Partnership Interests required by the terms of those Contracts, Franchises and Licenses, and (ii) all governmental consents (collectively, the "Required Consents") which shall be in full force and effect on the Closing Date and such Contracts, Franchises and Licenses after the securing of any necessary consents shall contain material terms and conditions no less favorable than are presently contained therein. All such Required Consents are set forth in Schedule 10.4

         (b) As of the Closing Date, no action or proceeding shall be completed or pending against the Contributors, IPWT or the Partnership that has or may result in a judgment, decree or order that would prevent or make unlawful the consummation of the transactions under this Agreement or have a material adverse effect on the IPWT Partnership Interests or the Systems and there shall be in effect no order restraining or prohibiting the consummation of the transactions contemplated by this Agreement nor any proceedings pending with respect thereto.

                                   ARTICLE 11

                       Conditions Precedent to Obligations
                               of the Contributors

         11.1 Conditions Precedent; Waiver. The obligations of the Contributors to consummate the transactions contemplated on the Closing Date are subject to the satisfaction, on or before the Closing Date, of all the conditions set forth in this Article 11. The Contributors may waive any or all of such conditions in whole or in part; provided that no such waiver of a condition shall constitute a waiver by the Contributors of any of their other rights or remedies under this Agreement or otherwise at law or in equity.

         11.2 Compliance With Agreement, Representations and Warranties. The Partnership shall have performed and complied in all material respects with all covenants and obligations required by this Agreement to be performed or complied with by the Partnership on or before the Closing Date. All representations and warranties made by the Partnership contained in this Agreement, the Schedules or in any document, instrument or certificate to be delivered by the Partnership under this Agreement shall be true, correct and complete in all material respects on the Closing Date as though made on such date. The Contributors shall have received a certificate of the Partnership, signed by the General Partner of the Partnership and dated as of the Closing Date to the effect of the foregoing in this Section 11.

         11.3 Approvals and Consents.

         (a) IP or IPWT shall have obtained, in form and substance reasonably acceptable to the Contributors, all Required Consents; provided, however, that this condition shall be deemed to be satisfied as to the Contributors with respect to any Required Consent if the Partnership at or prior to Closing (i) waives the requirement that such Required Consent be obtained prior to Closing; and (ii) agrees to release the Contributors from any liability to the Partnership as a result of consummation of the transaction contemplated hereunder without such Required Consent, in which event the Partnership shall indemnify, defend and hold the Contributors harmless from and against any and all loss, cost, damage or expense arising from the consummation of the transaction contemplated hereunder without such Required Consent.

         (b) As of the Closing Date, no action or proceeding shall be completed or pending against the Contributors, any affiliates thereof or the Partnership that has or is likely to result in a judgment, decree or order that would prevent or make unlawful the consummation of the transactions under this Agreement and there shall be in effect no order restraining or prohibiting the consummation of the transactions contemplated by this Agreement nor any proceeding pending with respect thereto.

         11.4 Payment of Contingent Interest. IP shall have paid to GECC $1,362,500 of contingent interest payable pursuant to section 2.9(f)(i) of the Loan Agreement.

                                   ARTICLE 12

                                Closing Documents

         12.1 Closing Documents To Be Delivered by the Contributors. At the Closing each Contributor shall deliver to the Partnership the following documents:

                  (a) a Certificate of Qualification of IPWT, certified to by the Secretary of State of California.;

                  (b) In the case of IP, a Certificate of Qualification of IP, certified to by the Secretary of State of California.;

                  (c) In the case of GECC, a Certificate of Good Standing certified to by the Secretary of State of New York;

                  (d) The certificate required by Section 10.2;

                  (e) An instrument of assignment for that Contributor's IPWT Partnership Interest together with any consents relating thereto and as shall be necessary to vest in the Partnership good and marketable title in and to that Contributor's IPWT Partnership Interest;

                  (f) In the case of GECC, an instrument for the assignment of the Debt; and

                  (g) Such signed documentation as shall be necessary to cause the Contributors to become limited partners under the IP IV Partnership Agreement.

         12.2 Closing Documents To Be Delivered by the Partnership. At the Closing the Partnership shall deliver to the Contributors the following documents:

                  (a) A Certificate of Qualification of the Partnership certified to by the California Secretary of State;

                  (b) A Certificate of the Partnership that all appropriate action authorizing the execution, performance and delivery of this Agreement has been taken; and

                  (c) The certificate required by Section 11.

                                   ARTICLE 13

                                 Indemnification

         13.1 Indemnification by the Contributors. Each Contributor severally (and not jointly) agrees to indemnify the Partnership, its affiliates, partners and employees, and the employees of its general partner against and hold each of them harmless, on an after-tax basis, from any and all losses, liabilities, claims, suits, demands, judgments, damages, expenses and costs, including, without limitation, reasonable counsel fees and costs and expenses incurred in the investigation, defense or settlement of any claims covered by this indemnity (in this Section 13.1, collectively, the "Indemnifiable Damages") which any such indemnified party may suffer or incur by reason of (i) in the case of IP, the inaccuracy of any of its representations or warranties set forth in Article 4, breach of any of its covenants set forth in Article 8 or the operation of the Systems on or prior to the Closing Date, (ii) in the case of GECC, the inaccuracy of any of its representations or warranties set forth in Article 5, and (iii) in the case of IP and GECC, the inaccuracy of any of the representations or warranties set forth in Article 6, provided that each of IP's and GECC's liability for such indemnification shall be shared as set forth in subsection (g) below. The foregoing obligation of each Contributor shall be subject to and limited by the qualifications set forth below.

         (a) Each of the representations, warranties and covenants made by each Contributor in this Agreement or pursuant hereto shall survive until one (1) year after the Closing Date, and thereafter all such representations, warranties and covenants shall be extinguished, except (i) as set forth in subparagraphs
(b), (c), (d) and (e) below, and (ii) with respect to bona fide and valid claims for which notice has been given before the expiration of such one-year period.

         (b) The representations and warranties made by each Contributor with respect to taxes and the right of the Partnership to assert claims arising out of the inaccuracy of any of such representations and warranties shall survive until the expiry of the statute of the limitations applicable with respect to such taxes.

         (c) The representations and warranties made by each Contributor with respect to title to any of the Assets, its IPWT Partnership Interest or, in the case of GECC, the Debt, and the right of the Partnership to assert claims arising out of the inaccuracy of any of such representations and warranties, shall survive indefinitely.

         (d) The right of the Partnership to assert claims for Indemnifiable Damages suffered as a result of third-party claims arising out of the ownership or operation of the Systems on or prior to the Closing Date shall survive until one (1) year after the Closing Date.

         (e) The representations and warranties made by IP with respect to environmental matters, and the right of the Partnership to assert claims arising out of the inaccuracy of any of such representation and warranties, shall survive until three (3) years after the Closing Date.

         (f) Notwithstanding the foregoing, no indemnification by the Contributors of the Partnership under this Section 13.1 shall be required if the facts which otherwise would have given rise to a claim for indemnification hereunder were caused primarily by the negligence or intentional misconduct of the Partnership.

         (g) Notwithstanding the foregoing, with respect to any Indemnifiable Damages arising out of the inaccuracy of any of the representation and warrants of the Contributors contained in this Agreement shall in the case of:

                  (i) IP, with respect to its representations and warranties set forth in Article 4 of this Agreement be limited to twelve million dollars ($12,000,000);

                  (ii) GECC, with respect to its representations and warranties set forth in Article 5 of this Agreement be limited to the consideration received from the Partnership for GECC's transfer thereto of the Debt;

                  (iii) IP and GECC, with respect to the representations and warranties set forth in Article 6 be shared as follows:

                           (A) IP and GECC will be liable for eighty percent
                  (80%) and twenty percent (20%), respectively, for the first fifteen million dollars ($15,000,000) of such liability;

                           (B) IP and GECC will be liable for ten percent (10%)
                  and ninety percent (90%), respectively, for the next five million dollars ($5,000,000) of such liability; and

                           (C) Neither IP nor GECC shall have any liability for
                  such indemnification beyond that set forth in clauses (A) and
                  (B) above.

         13.2 Indemnification by the Partnership. The Partnership agrees to indemnify each Contributor and its affiliates, officers, partners and employees against and hold each of them harmless, on an after-tax basis, from any and all losses, liabilities, claims, suits, demands, judgments, damages, expenses and costs, including, without limitation, reasonable counsel fees and costs and expenses incurred in the investigation, defense or settlement of any claims covered by this indemnity (in this Section 13.2, collectively, the "Indemnifiable Damages") which any such indemnified party may suffer or incur by reason of or in connection with (i) the inaccuracy of any of the representations and warranties of the Partnership contained in this Agreement; (ii) the ownership and operation of the Systems after the Closing Date; and (iii) any obligation or liability assumed by the Partnership hereunder. The foregoing obligation of the Partnership shall be subject to and limited by the qualifications set forth below.

         (a) Each of the representations, warranties and covenants made by the Partnership in this Agreement shall survive until one (1) year following the Closing Date, and thereafter all such representations, warranties and covenants shall be extinguished, except with respect to bona fide and valid claims for which notice has been given prior to one (1) year following the Closing Date.

         (b) The right of the Contributors to assert claims for Indemnifiable Damages suffered as a result of third-party claims arising out of the ownership or operation of the Systems after the Closing Date and with respect to liabilities of the Contributors or IPWT assumed by the Partnership shall survive indefinitely.

         (c) Notwithstanding the foregoing, no indemnification by the Partnership of the Contributors under this Section 13.2 shall be required if the facts which otherwise would have given rise to a claim for indemnification hereunder were caused primarily by the negligence or intentional misconduct of the Contributors.

         13.3 Notice and Right To Defend Third-Party Claims. Upon receipt of written notice of any claim, demand or assessment or the commencement of any suit, action or proceeding in respect of which indemnity may be sought on account of an indemnity agreement contained in this Article, the party seeking indemnification (the "Indemnitee"), shall promptly, but in no event later than twenty (20) days prior to the date a response or answer thereto is due (unless a response or answer is due within fewer than twenty (20) days from the date of Indemnitee's receipt of notice thereof), inform the party against whom indemnification is sought (the "Indemnitor") in writing thereof. The failure of such Indemnitee to notify the Indemnitor within the time period specified above of any such claim or action shall relieve such

Indemnitor from any liability which it may have to such Indemnitee in connection therewith, if the effect of such failure, refusal or neglect is to materially prejudice the rights of the Indemnitor in defending against the claim or action. In case any claim, demand or assessment shall be asserted or suit, action or proceeding commenced against an Indemnitee, and such Indemnitee shall have timely and properly notified the Indemnitor of the commencement thereof, the Indemnitor will be entitled to participate therein, and, to the extent that it may wish, to assume the defense, conduct or settlement thereof, with counsel selected by the Indemnitor. After notice from the Indemnitor to the Indemnitee of its election to assume the defense, conduct or settlement thereof, the Indemnitor will not be liable to the Indemnitee for expenses incurred in connection with the defense, conduct or settlement thereof, except for such expenses as may be reasonably required to enable the Indemnitor to take over such defense, conduct or settlement. The Indemnitee will at its own expense cooperate with the Indemnitor in connection with any such claim, make personnel, witnesses, books and records relevant to the claim available to the Indemnitor at no cost, and grant such authorizations or powers of attorney to the agents, representatives and counsel of the Indemnitor as the Indemnitor may reasonably request in connection with the defense or settlement of any such claim. In the event that the Indemnitor does not wish to assume the defense, conduct or settlement of any claim, demand or assessment, the Indemnitee shall have the exclusive right to prosecute, defend, compromise, settle or pay the claim in its sole discretion and pursue its rights under this Agreement; provided that, before settling any claim hereunder, the Indemnitee shall give 10 days' notice to the Indemnitor to allow the Indemnitor to reject the settlement, in which case Indemnitor shall defend the claim. Notwithstanding the foregoing, the Indemnitee shall have the right to employ separate counsel in any such action, claim or proceeding and to participate in the defense thereof, but the fees and expenses of such counsel shall be its fees and expenses unless (a) the Indemnitor has agreed to pay such fees and expenses, (b) the Indemnitor has failed to assume the defense of such action, claim or proceeding, or (c) the named parties to any such action, claim or proceeding (including any impleaded parties) include both the Indemnitor and the Indemnitee and the Indemnitee has been advised by counsel that there may be one or more legal defenses available to it which are different from or additional to those available to the Indemnitor (in which case, if the Indemnitee informs the Indemnitor in writing that it elects to employ separate counsel at the expense of the Indemnitor, the Indemnitor shall not have the right to assume the defense of such action, claim or proceeding on behalf of the Indemnitee, it being understood, however, that the Indemnitor shall not, in connection with any one such action, claim or proceeding or separate but substantially similar or related actions, claims or proceedings in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one separate firm of attorneys at any time for the Indemnitee, which firm shall be designated in writing by the Indemnitee).

         13.4 Sole Remedies. The remedies set forth in this Article 13 shall be the sole and exclusive remedies of the Partnership for the inaccuracy of any representation or warranty of or the breach of any covenant by either Contributor.

         13.5 Waiver of Contribution. GECC hereby waives any and all claims, actions, suits, causes of action and rights of indemnity or contribution, whether arising in law or equity, which it may have against IP arising out of any losses, liabilities, claims, suits, demands, judgments, damages, expenses and costs which GECC may incur under Section 13.1(g)(iii) as a result of any breach by IP of any representation or warranty set forth in Article 6.

         13.6 Contribution Adjustment. In the event it shall be determined that the Partnership is entitled to be indemnified by GECC pursuant to this Article 13, then GECC shall satisfy its indemnification obligation through a dollar for dollar adjustment to the value of its preferred limited partnership in the Partnership in accordance with the IP IV Partnership Agreement.

                                   ARTICLE 14

                                   Termination

         14.1 Termination. If either a Contributor or the Partnership materially defaults in the timely performance of any of its covenants or agreements under this Agreement or is in material default of any of its representations or warranties on the date hereof (or, if later, the date on which such representation or warranty is deemed to be made), the nondefaulting party may give notice of termination of this Agreement. The notice shall specify with particularity the default on which the notice is based. The termination shall be effective ten (10) days after the date of the notice, unless the specified default has been cured on or before the effective date for termination. In addition, in the event that one or more of the Schedules hereto are delivered for the first time by the Contributors to the Partnership after the date of this Agreement pursuant to Section 3.2, then the Partnership shall be entitled to terminate this Agreement by notice delivered to the Contributors within fifteen (15) days after receipt thereof by the Partnership.

                                   ARTICLE 15

                                     General

         15.1 Amendment. Except as otherwise provided herein, the Partnership and the Contributors may amend or supplement this Agreement at any time, but only in writing executed by each of the parties.

         15.2 Entire Understanding. The terms set forth in this Agreement, including its Schedules, are intended by the parties as a final, complete and exclusive expression of the terms of their agreement and may not be contradicted, explained or supplemented by evidence of any prior agreement, any contemporaneous oral agreement or any consistent additional terms.

         15.3 Counterparts. This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         15.4 Headings. The headings preceding the text of sections of this Agreement are for convenience only and shall not be deemed a part hereof.

         15.5 Applicable Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of California.

         15.6 Notices. Any notice or demand desired or required to be given hereunder shall be in writing and deemed given when personally delivered, sent by overnight courier or deposited in the mail, postage prepaid, sent certified or registered, return receipt requested, and addressed as set forth below or to such other address as any party shall have previously designated by such notice. Any notice so delivered personally shall be deemed to be received on the date of delivery; any notice so sent by overnight courier shall be deemed to be received one (1) business day after the date sent; and any notice so mailed shall be deemed to be received on the date shown on the return receipt (evidence of rejection of delivery or inability to deliver because of a changed address of which no notice was given pursuant to the provisions of this Agreement shall be deemed to be a receipt).

         If to the Partnership:

         InterMedia Capital Partners IV, L.P.
         235 Montgomery Street, Suite 420
         San Francisco, CA 94104
         Attention:  Mr. Leo J. Hindery, Jr.

         Copy to:

         Pillsbury Madison & Sutro LLP
         235 Montgomery Street
         San Francisco, CA 94104
         Attention:  Gregg Vignos, Esq.

         If to IP:

         Intermedia Partners
         235 Montgomery Street, Suite 420
         San Francisco, CA 94104
         Attention:  Mr. Leo J. Hindery, Jr.

         Copy to:

         Pillsbury Madison & Sutro LLP
         235 Montgomery Street
         San Francisco, CA 94104
         Attention:  Gregg Vignos, Esq.

         If to GECC:

         General Electric Capital Corporation
         3379 Peachtree Road, N.E.
         Suite 600
         Atlanta, GA 30326
         Attention:  Mr. Thomas P. Waters III

         15.7 Fees and Expenses. Each of the Partnership and the Contributors shall each be responsible for the payment of its fees and costs incurred in connection with the negotiation, preparation and execution of this Agreement, including attorneys' fees.

         15.8 "Knowledge" Defined. Wherever this Agreement shall refer to a matter being "known by" or "to the knowledge of" the

Contributors, such matter shall be deemed to be known by the Contributors (whether or not actually known by the Contributors) if IPWT shall have knowledge thereof.

         IN WITNESS WHEREOF, the parties hereto have entered into and signed this Agreement as of the date first above written.

                                    INTERMEDIA CAPITAL PARTNERS IV, L.P.,
                                    a California limited partnership

                                    By    InterMedia Capital Management IV,
                                          a California limited partnership



                                          By /s/ Leo J. Hindery, Jr.
                                             -----------------------------------
                                               Leo J. Hindery, Jr.
                                               Managing General Partner


                                    INTERMEDIA PARTNERS, a California
                                    limited partnership

                                    By    InterMedia Capital Management,
                                          a California limited partnership



                                          By  /s/ Leo J. Hindery, Jr.
                                              ----------------------------------
                                                Leo J. Hindery, Jr.
                                                Managing General Partner


                                    GENERAL ELECTRIC CAPITAL CORPORATION

                                    By /s/ Thomas P. Waters
                                       -----------------------------------------
                                       Its Vice President

                                LIST OF SCHEDULES


Schedule 6.3                    Franchise, Licenses, Contracts, Owned and Real
                                Property
Schedule 6.4                    Employee Benefits
Schedule 6.6                    Tax Returns
Schedule 6.7                    Systems Information
Schedule 6.8                    Compliance with Law
Schedule 6.9                    Leasehold Interests
Schedule 6.10                   Financial Statements
Schedule 6.12                   Environmental Claims
Schedule 10.4                   Required Consents

                    FIRST AMENDMENT TO CONTRIBUTION AGREEMENT


         THIS FIRST AMENDMENT TO CONTRIBUTION AGREEMENT (this "First Amendment") dated as of June 26, 1996, by and among INTERMEDIA CAPITAL PARTNERS IV, L.P., a California limited partnership (the "Partnership"), INTERMEDIA PARTNERS, a California limited partnership ("IP"), and GENERAL ELECTRIC CAPITAL CORPORATION, a New York corporation ("GECC"),

                              W I T N E S S E T H:

         WHEREAS, the parties hereto are parties to that certain Contribution Agreement, dated as of April 30, 1996 (the "Contribution Agreement"); and

         WHEREAS, the parties hereto desire to amend the Contribution Agreement as set forth below;

         NOW, THEREFORE, in consideration of the premises set forth above and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties hereto agree as follows:

         1. Definitions. All capitalized terms used herein and not otherwise defined herein shall have the meanings given to such terms in the Contribution Agreement.

         2.       Amendments to Contribution Agreement.

                  (a) Section 3.1 of the Contribution Agreement is hereby amended to delete "July 1, 1996" in the fifth line of such section and replace it with "October 30, 1996."

                  (b) Section 13.6 of the Contribution Agreement is hereby amended to add the following at the end of the sixth line of such section: ", provided, however, if GECC's preferred limited partnership interest in the Partnership is, or becomes, equal to zero dollars, then GECC shall satisfy any remaining indemnification obligation through a cash payment to the Partnership."

         3. Ratification of Contribution Agreement. Except as amended hereby, all of the provisions set forth in the Contribution Agreement remain in full force and effect. From and after the date hereby, any reference in the Contribution Agreement to "this Agreement" shall mean the Contribution Agreement as amended by this First Amendment.

         4. Severability. If any provision of this First Amendment shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

         5. Governing Law. This First Amendment shall be governed by and construed in accordance with the internal laws of the State of California without regard to its principles regarding choice of law.

         6. Counterparts. This First Amendment may be executed in any number of counterparts, all of which together shall constitute a single instrument, and it shall not be necessary that any counterpart be signed by all the parties hereto.

         7. Headings. The headings hereof are for convenience only and are not intended to effect the meaning or interpretation of this First Amendment.

         8. Benefit of Agreement. This First Amendment shall inure to the benefit of, and be enforceable by the Partnership, IP and GECC, and their respective successors and assigns.

         IN WITNESS WHEREOF, the undersigned have cause this First Amendment to be duly executed as of the day and year first above written.

                                      INTERMEDIA CAPITAL PARTNERS IV, L.P.,
                                      a California limited partnership

                                      By   InterMedia Capital Management IV,
                                           a California limited partnership



                                           By    /s/ Leo J. Hindery, Jr.
                                                 ------------------------------
                                                 Leo J. Hindery, Jr.
                                                 Managing General Partner


                                      INTERMEDIA PARTNERS, a California
                                      limited partnership

                                      By   InterMedia Capital Management,
                                           a California limited partnership



                                           By    /s/ Leo J. Hindery, Jr.
                                                 ------------------------------
                                                 Leo J. Hindery, Jr.
                                                 Managing General Partner


                                      GENERAL ELECTRIC CAPITAL CORPORATION

                                      By   /s/ Thomas P. Waters
                                           ------------------------------------
                                           Its Vice President

                   SECOND AMENDMENT TO CONTRIBUTION AGREEMENT

         THIS SECOND AMENDMENT TO CONTRIBUTION AGREEMENT (this "Second Amendment") dated as of July 25, 1996, by and among INTERMEDIA CAPITAL PARTNERS IV, L.P., a California limited partnership (the "Partnership"), INTERMEDIA PARTNERS, a California limited partnership ("IP"), and GENERAL ELECTRIC CAPITAL CORPORATION, a New York corporation ("GECC"),

                              W I T N E S S E T H:

         WHEREAS, the parties hereto are parties to that certain Contribution Agreement, dated as of April 30, 1996, as amended by that certain First Amendment to Contribution Agreement, dated as of June 26, 1996 (as amended, the "Contribution Agreement"); and

         WHEREAS, the parties hereto desire to amend the Contribution Agreement as set forth below;

         NOW, THEREFORE, in consideration of the premises set forth above and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties hereto agree as follows:

         1. Definitions. All capitalized terms used herein and not otherwise defined herein shall have the meanings given to such terms in the Contribution Agreement.

         2.       Amendments to Contribution Agreement.

                  (a) Section 3.2 of the Contribution Agreement is hereby deleted in its entirety.

                  (b) Section 3.3 of the Contribution Agreement is hereby deleted in its entirety.

                  (c) The last sentence of Section 14.1 of the Contribution Agreement is hereby deleted in its entirety.

         3. Ratification of Contribution Agreement. Except as amended hereby, all of the provisions set forth in the Contribution Agreement remain in full force and effect. From and after the date hereby, any reference in the Contribution Agreement to "this Agreement" shall mean the Contribution Agreement as amended by this Second Amendment.

         4. Severability. If any provision of this Second Amendment shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

         5. Governing Law. This Second Amendment shall be governed by and construed in accordance with the internal laws of the State of California without regard to its principles regarding choice of law.

         6. Counterparts. This Second Amendment may be executed in any number of counterparts, all of which together shall constitute a single instrument, and it shall not be necessary that any counterpart be signed by all the parties hereto.

         7. Headings. The headings hereof are for convenience only and are not intended to effect the meaning or interpretation of this Second Amendment.

         8. Benefit of Agreement. This Second Amendment shall inure to the benefit of, and be enforceable by the Partnership, IP and GECC, and their respective successors and assigns.

         IN WITNESS WHEREOF, the undersigned have cause this Second Amendment to be duly executed as of the day and year first above written.

                                   INTERMEDIA CAPITAL PARTNERS IV, L.P.,
                                   a California limited partnership

                                   By       InterMedia Capital Management IV,
                                            a California limited partnership

                                       By /s/ Leo J. Hindery, Jr.
                                         ---------------------------------------
                                                 Leo J. Hindery, Jr.
                                              Managing General Partner



                                   INTERMEDIA PARTNERS, a California
                                   limited partnership

                                    By    Intermedia Capital Management
                                          a California limited partnership

                                       By /s/ Leo J. Hindery, Jr.
                                         ---------------------------------------
                                                 Leo J. Hindery, Jr.
                                              Managing General Partner



                                       GENERAL ELECTRIC CAPITAL CORPORATION

                                       By /s/ Thomas P. Waters
                                         ---------------------------------------
                                          Its Vice President


                                      -4-